Exhibit 99.1

Lennox International renews and amends existing credit facility

     (DALLAS, TX – July 11, 2005) — Lennox International Inc. (NYSE: LII) announced it has renewed and amended its revolving credit facility. The $400 million facility has a maturity date of July 8, 2010. The facility is provided by a group of 18 banks, with Bank of America, N.A. and JPMorgan Chase Bank, N.A. acting as co-agents, and with Bank of America Securities LLC and J.P. Morgan Securities, Inc. acting as joint lead arrangers. LII will use the credit facility for general corporate purposes.

     Operating in over 100 countries, Lennox International Inc. is a global leader in the heating, ventilation, air conditioning, and refrigeration markets. Lennox International stock is traded on the New York Stock Exchange under the symbol “LII.” Additional information is available at: http://www.lennoxinternational.com or by contacting Bill Moltner, vice president, investor relations, at 972-497-6670.

     This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from such statements. For information concerning these risks and uncertainties, see Lennox’ publicly available filings with the Securities and Exchange Commission. Lennox disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.